Exhibit 99.1
WESCO International, Inc. Announces Completion of
Communications Supply Corp. Acquisition
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial & Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
PITTSBURGH, November 6/PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC),
a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that it completed its previously announced acquisition of Communication Supply Corporation (CSC). Communications Supply is headquartered in Carol Stream, Illinois and is a leading national distributor of low voltage network infrastructure and industrial wire and cable products.
Chairman and CEO, Roy W. Haley stated, “We are very pleased to have Communications Supply as part of the WESCO organization. The management team has done an outstanding job of building the business, and CSC has a customer service culture that is closely aligned to WESCO’s extra-effort work ethic. We are enthusiastic about the growth potential in the data communications market and the opportunities to strengthen our overall position in multiple market segments.”
Separately, Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer noted, “We are excited about the business opportunities provided by the combination of WESCO and Communications Supply and pleased with the financing that we have been able to obtain. WESCO successfully completed the issuance of $300 million in convertible debentures on November 2, 2006. The Company was able to obtain an attractive long-term, fixed rate of 1.75% on the convertible debentures due 2026. Also, as previously reported, we anticipate the acquisition of CSC will contribute $0.04 earnings per share this year and $0.35 to $0.40 per share in 2007.”
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2005 annual sales were approximately $4.4 billion. The Company employs approximately 6,100 people, maintains relationships with over 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 365 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as the Company’s other reports filed with the Securities and Exchange Commission.